Exhibit 99.3

WELLPOINT, INC.

Letter to Registered Holders and DTC Participants

Regarding

OFFER TO EXCHANGE

3.750% Notes Due 2007

for Any and All Outstanding

3.750% Notes Due 2007

and

4.250% Notes Due 2009

for Any and All Outstanding

4.250% Notes Due 2009

and

5.000% Notes Due 2014

for Any and All Outstanding

5.000% Notes Due 2014

and

5.950% Notes Due 2034

for Any and All Outstanding

5.950% Notes Due 2034

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

5:00 P.M., EASTERN STANDARD TIME, ON MAY 6, 2005 UNLESS THE OFFER

IS EXTENDED. TENDERS MAY BE WITHDRAWN PRIOR TO 5:00 P.M.,

EASTERN STANDARD TIME, ON THE EXPIRATION DATE.

To Registered Holders and The Depository Trust Company Participants:

Wellpoint, Inc., an Indiana corporation (the “Company”), is offering to exchange, upon the terms and subject to the conditions set forth in the Prospectus dated March 28, 2005 (the “Prospectus”) and the accompanying Letter of Transmittal (which together with any amendments or supplements thereto collectively constitute the “Exchange Offer”), up to $300 million aggregate principal amount of 3.750% Notes due 2007 (the “New 3.750% Notes”), for up to a like aggregate principal amount of its 3.750% Notes due 2007 (the “Existing 3.750% Notes”), up to $300 million aggregate principal amount of 4.250% Notes due 2009 (the “New 4.250% Notes”), for up to a like aggregate principal amount of its 4.250% Notes due 2009 (the “Existing 4.250% Notes”), up to $500 million aggregate principal amount of its 5.000% Notes due 2014 (the “New 5.000% Notes”), for up to a like aggregate principal amount of its 5.000% Notes due 2014 (the “Existing 5.000% Notes”), and up to $500 million aggregate principal amount of 5.950% Notes due 2034 (the “New 5.950% Notes”, and together with the New 3.750% Notes, the New 4.250% Notes and the New 5.000% Notes, the “New Notes”), for up to a like aggregate principal amount of its 5.950% Notes due 2034 (the “Existing 5.950% Notes”, and together with the Existing 3.750% Notes, the Existing 4.250% Notes and the Existing 5.000% Notes, the “Existing Notes”). As set forth in the Prospectus, the terms of the New Notes are identical in all material respects to the Existing Notes except that the New Notes have been registered under the Securities Act of 1933, as amended and therefore, will not be subject to certain restrictions on their transfer and will not contain certain provisions providing for an increase in the interest rate paid thereon.

Enclosed herewith are copies of the following documents:

1. Prospectus dated March 28, 2005;

2. Letter of Transmittal for your use and for the information of your clients;

3. Notice of Guaranteed Delivery; and

4. Instruction to Registered Holder or DTC Participant from Beneficial Owner.

Your prompt action is requested. Please note that the Exchange Offer will expire at 5:00 p.m., Eastern Standard Time, on May 6, 2005, unless extended. Please furnish copies of the enclosed materials to those of your clients for whom you hold Existing Notes registered in your name or in the name of your nominee as quickly as possible.

To participate in the Exchange Offer, a beneficial holder must either (a) complete, sign and date the Letter of Transmittal and deliver it to The Bank of New York Trust Company, N.A. (the “Exchange Agent”), at the address set forth in the Letter of Transmittal, and either (i) deliver to the Exchange Agent certificates representing the registered Existing Notes in proper form for transfer, or (ii) cause a DTC Participant to make book-entry delivery of the Existing Notes; or (b) cause a DTC Participant to tender such holder’s Existing Notes to the Exchange Agent’s account maintained at The Depository Trust Company (“DTC”) for the benefit of the Exchange Agent through DTC’s Automated Tender Offer Program (“ATOP”), including transmission of a computer-generated message that acknowledges and agrees to be bound by the terms of the Letter of Transmittal (an “Agent’s Message”). By complying with DTC’s ATOP procedures with respect to the Exchange Offer, the DTC Participant confirms on behalf of itself and the beneficial owners of tendered Existing Notes all provisions of the Letter of Transmittal applicable to it and such beneficial owners as fully as if it completed, executed and returned the Letter of Transmittal to the Exchange Agent.

Holders who wish to tender their Existing Notes and (a) whose Existing Notes are not immediately available or (b) who cannot deliver their Existing Notes, the Letter of Transmittal or an Agent’s Message and any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Existing Notes according to the guaranteed delivery procedures set forth under the caption “The Exchange Offer—How to use the guaranteed delivery procedures if you will not have enough time to send all documents to us” in the Prospectus.

Pursuant to the Letter of Transmittal, each holder of Existing Notes will make certain representations to the Company.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Existing Notes residing in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. The Exchange Offer is not conditioned upon any minimum number of Existing Notes being tendered.

The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Existing Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Existing Notes to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

Additional copies of the enclosed material may be obtained from the Exchange Agent.

Very truly yours,

WELLPOINT, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF WELLPOINT, INC. OR THE BANK OF NEW YORK TRUST COMPANY, N.A., OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT OR REPRESENTATION ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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